THORATEC REPORTS RECORD QUARTERLY REVENUES;

VAD PRODUCT SALES INCREASE 21 PERCENT YEAR-OVER-YEAR

     (PLEASANTON, CA), April 26, 2005—Thoratec Corporation (NASDAQ: THOR), a world leader in products to treat cardiovascular disease, today reported results for the first quarter of fiscal 2005.

     Product sales for the quarter ended April 2, 2005, were $50.5 million, an increase of 18 percent over sales of $42.8 million in the first quarter a year ago.

     Thoratec reported net income of $3.1 million, or $0.06 per diluted share, versus net income of $1.3 million, or $0.02 per diluted share, in the first quarter of 2004.

     The company also reports non-GAAP net income, which the company previously referred to as taxed cash earnings, a measure of our financial performance that excludes from GAAP income (loss) before taxes, as applicable, amortization of intangibles, in-process R&D, impairment of intangibles, certain litigation, restructuring and other unusual or non-recurring costs and takes into account the tax effect of these adjustments. Non-GAAP net income for the first quarter of 2005 was $5.1 million, or $0.10 per diluted share, versus $3.2 million, or $0.06 per diluted share, in the same period a year ago.

     Shares used to compute both GAAP and non-GAAP net income per diluted share declined to 49.0 million in the first quarter of 2005 from 57.5 million in the first quarter of 2004, reflecting the effect of the company’s stock repurchase programs. The company’s effective tax rates on both a GAAP basis and non-GAAP basis were 34 percent and 39 percent for the first quarters of 2005 and 2004, respectively.

     “Thoratec had an outstanding quarter with strong revenue growth in both its Cardiovascular Division, where sales increased 21 percent, and at its ITC Division, where sales increased 13 percent, year-over-year,” noted D. Keith Grossman, president and chief executive officer.

     “Our VAD (ventricular assist device) business increased 21 percent over the first quarter of 2004 and was strong across all products, indications for use and geographies. We experienced growth again this quarter with our recently launched Thoratec™ IVAD (Implantable VAD) and we saw increased usage of our devices for both bridge-to-transplantation (BTT) and Destination,” he added.

     “We also believe that the VAD business is seeing a blurring of the line between BTT and DT patients, which is becoming a prevalent topic of discussion among clinicians,” Grossman noted.

     “This phenomenon appears to be driven by several factors, including increased awareness of DT, the current narrow patient definition criteria for DT and the reimbursement environment. With a growing acceptance of long-term VAD use, clinicians are becoming more comfortable listing higher risk patients for transplantation with the option of permanent or sustained support if the patient does not improve to an ideal transplant status,” he continued.

     “International activity at ITC was particularly strong as we are gaining traction in Europe. In addition, our hospital point-of-care coagulation business recorded a 39 percent increase in sales year-over-year,” noted Larry Cohen, president of ITC. “We have also recently reached agreements with two sizeable group purchasing organizations for the HEMOCHRON™ product line and signed a new distribution agreement for ProTime™ that covers several countries in Europe,” he added.

     Thoratec said that it received voluntary notifications of at least 52 DT implants during the quarter versus 42 reported implants in the first quarter a year ago. Sixty of the 69 CMS-certified DT centers have now performed at least one DT procedure. This compares with 21 centers a year ago, and 57 centers at the end of 2004. The company’s HeartMate® LVAS (Left Ventricular Assist System) is the first, and to date, only FDA-approved device for DT.

     “We believe that the clinical community is becoming increasingly aware of the benefits available through the use of cardiac assist devices,” noted Jeffrey Nelson, president of the company’s cardiovascular division. “The data from a number of presentations at recent professional meetings show that patient outcomes are improving, the level of adverse events is declining and costs are continuing to decrease,” he added.

     The company also announced that seven patients have been implanted in the Phase II pivotal clinical trial for its HeartMate® II, the company’s next generation device, including four in the BTT arm and three in the DT arm. Thoratec received approval to begin the trial in February 2005. In addition, the company has filed for approval to CE Mark the device, which would allow its commercial launch in Europe.

     “The rapid pace of enrollment in only the first few approved centers since receiving approval to begin the Phase II pivotal trial demonstrates the value of our Phase I study results and the high level of enthusiasm among clinicians for the HeartMate II. We were also delighted to see that the first DT patient implanted with a HeartMate II in this Phase II trial was discharged home approximately three weeks following the procedure,” Grossman noted.

     The HeartMate II is designed to provide long-term cardiac support. Thoratec completed a very successful Phase I trial for the device in August 2004 that involved 25 patients and approximately eight years of cumulative patient support. The initial patient in the Phase I trial has now been supported by the device for a year-and-a-half, with six others having been supported for six months or longer. Worldwide, the HeartMate II has now been implanted in 52 patients.

     The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. For a more detailed discussion of forward-looking statements, please see additional information below.

     In the company’s previously issued guidance for fiscal 2005, it said it expects overall revenue growth of approximately 10 percent in 2005 versus 2004. Net income on a GAAP basis is expected to be approximately $0.15-$0.16 per share. The company reminded, however, that GAAP net income could be impacted by further litigation-related expenses that are not easily predicted at this point in time. Non-GAAP net income is expected to increase 35-40 percent over 2004. The company indicated that, based on results from the first quarter of 2005, it believes that the higher end of the ranges provided is achievable, and that guidance will continue to be evaluated as the year progresses.

MANAGEMENT’S REASONS FOR PRESENTING

NON-GAAP FINANCIAL MEASURES

     Thoratec management evaluates and makes operating decisions using various measures. These measures are generally based on the revenue generated by its products and certain costs of producing that revenue, such as cost of product sales, research and development and selling, general and administrative expenses. One such measure is non-GAAP net income, which is a non-GAAP financial measure under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended. Non-GAAP net income consists of GAAP income (loss) before taxes excluding, as applicable, amortization of intangibles, in-process R&D, impairment of intangibles, certain litigation, restructuring and other unusual or non-recurring costs, adjusted by the amount of additional taxes payable or tax benefit that the company would accrue if it used non-GAAP results instead of GAAP results to calculate the company’s tax liability.

     Management believes that it is useful in measuring Thoratec’s operations to exclude, as applicable, amortization of intangibles, in-process R&D, impairment of intangibles, certain litigation, restructuring and other unusual or non-recurring costs because these costs are either essentially fixed and cannot be influenced by management in the short or medium term or represent significant non-recurring or infrequent costs not related to current operations.

     Management believes that non-GAAP net income provides useful supplemental information to management and investors regarding the performance of the company’s business operations and facilitates comparisons to our historical operating results. Management also uses this information internally for forecasting and budgeting as it believes that the measure is indicative of Thoratec’s core operating results. Note, however, that non-GAAP net income is a performance measure only, and it does not provide any measure of the company’s cash flow or liquidity. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP, and investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within the attached condensed consolidated financial statements.

CONFERENCE CALL/WEBCAST INFORMATION

     Thoratec will hold a conference call to discuss its financial results and operating activities for all interested parties at 1:30 p.m. Pacific time (4:30 p.m. Eastern time) today, hosted by Mr. Grossman.

     The teleconference can be accessed by calling (719) 457-2638. Please dial in ten to 15 minutes prior to the beginning of the call. The webcast will be available via the Internet at http://www.thoratec.com. A replay of the conference call will be available through May 5, via http://www.thoratec.com or by telephone at (719) 457-0820, passcode 6200414.

     Thoratec Corporation is a world leader in products to treat cardiovascular disease. More than 9,500 of its Thoratec® VAD and HeartMate LVAS devices have been implanted in patients suffering from heart failure. Thoratec’s product line also includes the Vectra® vascular access graft (VAG) for patients undergoing hemodialysis. Additionally, its International Technidyne Corporation (ITC) division supplies blood testing and skin incision products. Thoratec is headquartered in Pleasanton, California. For more information, visit the company’s web sites at http://www.thoratec.com or http://itcmed.com.

     Many of the preceding paragraphs, particularly but not exclusively those addressing guidance for future performance or timelines and milestones for clinical trials, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the words, “expects,” “projects,” “hopes,” “believes,” and other similar words. Actual results could differ materially from these forward-looking statements based on variety of factors, many of which are beyond Thoratec’s control. Therefore, readers are cautioned not to put undue reliance on these statements. Investors are cautioned that all such statements involve risks and uncertainties, including risks related to the development of new markets including Destination Therapy, the growth of existing markets for our products, customer and physician acceptance of Thoratec products, changes in the mix of Thoratec product sales and the related gross margin for such product sales, the results of clinical trials including the HeartMate II, the ability to improve financial performance, regulatory approval processes, the effect of healthcare reimbursement and coverage policies, the effects of seasonality in Thoratec product sales, the effects of price competition from any Thoratec competitors and the effects of any merger and acquisition related activities. These factors, and others, are discussed more fully under the heading, “Factors That May Affect Future Results,” in Thoratec’s 10-K for the fiscal year ended January 1, 2005, and other filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. These forward-looking statements speak only as of the date hereof. Thoratec undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

Investor Contact Information:	Media Contact Information:
Keith Grossman	Jennifer Chan
President, Chief Executive Officer	FischerHealth, Inc.
Thoratec Corporation	(310) 577-7870, ext.164
(925) 847-8600	jchan@fischerhealth.com
or
Neal Rosen
Kalt Rosen & Co.
(415) 397-2686

THORATEC CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March	December
	2005	2004
ASSETS
Cash, cash equivalents and available-for-sale investments	$152,435	$145,859
Restricted investments	8,215	8,207
Receivables, net	31,293	33,051
Inventories	37,389	39,141
Property, plant and equipment, net	27,517	27,584
Goodwill and purchased intangible assets	244,434	247,238
Other assets	23,959	23,335

TOTAL ASSETS	$525,242	$524,415

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$25,690	$25,506
Subordinated convertible notes	143,750	143,750
Long-term deferred tax liability and other	62,129	63,051

TOTAL LIABILITIES	231,569	232,307

Shareholders’ Equity	293,673	292,108

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$525,242	$524,415

THORATEC CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Fiscal Quarter Ended
	March	March
	2005	2004
Product sales	$50,488	$42,792
Cost of product sales	20,048	17,721

Gross profit	30,440	25,071

Operating expenses:
Selling, general and administrative	14,817	13,013
Research and development	7,719	7,338
Amortization of purchased intangible assets	2,804	2,931
Litigation, restructuring and other costs	178	133

Total operating expenses	25,518	23,415

Income from operations	4,922	1,656
Interest and other income and expense — net	(172)	465

Income before income tax expense	4,750	2,121
Income tax expense	1,615	827

Net income	$3,135	$1,294

Net income per share, basic	$0.07	$0.02

Net income per share, diluted	$0.06	$0.02

Shares used to compute net income per share:
Basic	48,202	56,106
Diluted	49,009	57,458

Reconciliation of Non-GAAP Net Income to GAAP Income Before Income Tax Expense

     This press release discloses “non-GAAP net income” which is not a financial measure prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”). Management believes that non-GAAP net income can be a useful measure for investors to evaluate our financial performance by providing the results of our company’s primary business operations, excluding, as applicable, the effects of charges associated with litigation, merger, restructuring, impairment of intangibles, in process R&D and amortization of intangibles. However, this measure should be considered in addition to, and not as a substitute, or a superior measure to, income (loss) before income tax expense (benefit) or other measures of financial performance prepared in accordance with GAAP. Non-GAAP net income reconciles to GAAP income before income tax expense, as follows:

	Three Months Ended
	March	March
	2005	2004
Income before income tax expense as reported under GAAP	$4,750	$2,121
Adjustments to reconcile GAAP income before income tax expense with non-GAAP net income:
Amortization of purchased intangible assets	2,804	2,931
Litigation, restructuring and other costs	178	133

Non-GAAP income before taxes	7,732	5,185
Income tax	2,629	2,022

Non-GAAP net income	$5,103	$3,163

Non-GAAP net income per share, basic	$0.11	$0.06

Non-GAAP net income per share, diluted	$0.10	$0.06